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                                                                    EXHIBIT 99.1

WASTE CONNECTIONS, INC. ANNOUNCES NEW MARKET ENTRY INTO TEXAS AND NEW MEXICO WITH SIGNING OF DEFINITIVE AGREEMENT ON REGIONAL LANDFILL AND COLLECTION COMPANY


ROSEVILLE, CA, AUGUST 11, 1999 - Waste Connections, Inc. (NASDAQ: WCNX) today announced that it has signed a definitive agreement to merge with International Environmental Industries, Inc. ("IEII"). IEII owns and operates one regional landfill, and operates three other municipal landfills and three collection operations in markets surrounding El Paso, Texas and southern New Mexico. IEII is one of the largest integrated independents in the country. Annual revenue of IEII's operations is approximately $40 million on an eliminated basis.

The consideration to the shareholders of IEII will consist of a combination of cash and Waste Connections stock. The transaction will be structured as a purchase for accounting purposes; however terms of the transaction are not being disclosed. Closing is subject to clearance under the Hart Scott Rodino Act by the Federal Trade Commission and the Department of Justice, and other usual and customary closing conditions, including local governmental approval.

Ron J. Mittelstaedt, President and CEO of Waste Connections, said, "We believe that IEII, which is best known as El Paso Disposal, is one of the best remaining companies in the industry. We are proud of the fact that they have chosen to partner with us as we continue to grow. The combination with El Paso Disposal epitomizes Waste Connections strategy of obtaining a strong market position in a rapidly growing competitive market with a fully integrated company. It represents a significant new market entry into Texas and New Mexico and is a platform for future growth throughout the region. We anticipate that using our financial strength, El Paso Disposal will be able to leverage off opportunities it is currently exploring. This is truly a case where two companies bring a lot to each other. In addition, Mr. Stewart has agreed to join our Board of Directors, and we welcome his business acumen and industry reputation. We expect that this transaction is strongly accretive to Waste Connections' earnings in the year 2000."

J.O. Stewart, Jr., Chairman and CEO of IEII, said: "The opportunity to merge our company with Waste Connections represents an important step forward for El Paso Disposal. It will strengthen us financially and provide excellent employee benefits and opportunities for advancement. Our management team will remain intact and continue to provide local decision-making. This will allow us to expand in the three-state area of Texas, New Mexico and Oklahoma with El Paso as the regional headquarters. Compared to other options presented to us in the past, the merger with Waste Connections allows us to maintain the integrity of what we have built for 30 years."

Waste Connections, Inc. is a regional, integrated, solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. The Company serves more than 400,000 commercial, industrial and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Roseville, California.

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This press release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward- looking statements are the Company's limited operating history, ability to manage growth, the ability to identify, acquire and integrate acquisition targets, the potential inability to finance the Company's growth, dependence on management, and the other risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

8/11/99


CONTACT:

Waste Connections, Inc., (916) 772-2221
Steven F. Bouck
Chief Financial Officer